SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 12, 2013

(Date of earliest event report)

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Federal Way, Washington 98063-9777

(Address of principal executive offices)

(zip code)

Registrant’s telephone number, including area code:

(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Term Loan Credit Facility

On September 13, 2013, Weyerhaeuser Company (the “Company” or “Weyerhaeuser”) entered into a $550 million, seven year senior unsecured term loan credit facility (the “Term Credit Facility Agreement”) with CoBank, ACB, as Administrative Agent, and the lenders party thereto that will mature in September 2020. When drawn, loans made pursuant to the term loan credit facility will be used to prepay a portion of the debt assumed by Weyerhaeuser in connection with its acquisition of Longview Timber LLC and to pay related fees and expenses. Borrowings under the term loan credit facility bear interest, at our option, at a floating rate based on LIBOR or a base rate (as defined) plus a spread and the actual rate will vary depending upon the credit rating assigned to Weyerhaeuser’s long-term senior unsecured debt from time to time or at a fixed rate quoted by the administrative agent under the facility.

Weyerhaeuser Covenants:

Under the term loan credit facility, key covenants related to Weyerhaeuser include requirements to maintain:

•	a minimum defined net worth of $3.0 billion,

•	a defined debt-to-total-capital ratio of 65 percent or less,

•	ownership of, or long-term leases on, no less than four million acres of timberlands, and

•	a minimum amount of equity investment in CoBank, ACB or other farm credit lenders or their affiliates.

Weyerhaeuser’s defined net worth consists of:

•	total Weyerhaeuser shareholders’ interest,

•	excluding accumulated comprehensive income (loss) related to pension and postretirement benefits,

•	minus Weyerhaeuser’s investment in subsidiaries in its Real Estate segment or other unrestricted subsidiaries.

Total Weyerhaeuser capitalization consists of:

•	total Weyerhaeuser (excluding WRECO) debt,

•	plus total defined net worth.

As of June 30, 2013, Weyerhaeuser had:

•	a defined net worth of $6.8 billion, and

•	a defined debt-to-total-capital ratio of 37.6 percent.

Conditions to Availability

The term loan credit facility is expected to be available for a single borrowing on a delayed draw basis during the period from and including the closing date of the term loan credit facility through and including October 31, 2013. Key conditions to availability include the prior or concurrent repayment of all of the debt assumed by Weyerhaeuser in connection with its acquisition of Longview Timber LLC.

In connection with entry into the term loan credit facility, Weyerhaeuser NR Company (“WNR”) and Weyerhaeuser entered into a claim agreement pursuant to which the lenders under the term loan credit facility will have claims enforceable against WNR for payment of obligations under the term loan credit facility to the same extent that holders of certain debt securities issued by Weyerhaeuser have successfully asserted claims, if any, enforceable against WNR for the payment of such debt securities by reason of any assumption agreement entered into between WNR and Weyerhaeuser pursuant to which WNR assumed the performance of payment obligations of Weyerhaeuser in respect of such debt securities.

The Term Credit Facility Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Term Credit Facility Agreement contained herein is qualified in its entirety by reference to the Term Facility Credit Agreement.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated herein by this reference.

ITEM 8.01.	OTHER EVENTS

Offering of 4.625% Notes due 2023

On September 12, 2013, Weyerhaeuser Company (“Weyerhaeuser”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named on Schedule I thereto (the “Underwriters”), pursuant to which Weyerhaeuser agreed to issue and sell to the Underwriters $500,000,000 aggregate principal amount of its 4.625% notes due 2023 (the “Notes”). The public offering price of the Notes was equal to 99.898% of their principal amount. The net proceeds from the offering will be approximately $495.2 million after deducting underwriting discounts and estimated offering expenses. Weyerhaeuser intends to use the net proceeds of the offering, if completed, to repay debt acquired in connection with its previously completed acquisition of Longview Timber LLC and to pay related fees, premiums and expenses.

The Underwriting Agreement contains customary representations, warranties and agreements by Weyerhaeuser, and customary conditions to closing, indemnification obligations of Weyerhaeuser and the Underwriters, including for liabilities under the Securities Act of 1933 (the “Securities Act”), other obligations of the parties and termination provisions. The Notes will be sold pursuant to Weyerhaeuser’s automatic shelf registration statement on Form S-3 (Registration No. 333-182403) under the Securities Act. Weyerhaeuser has filed with the Securities and Exchange Commission (the “Commission”) a final prospectus supplement, dated September 12, 2013 (the “Prospectus Supplement”), together with the accompanying prospectus dated June 28, 2012, relating to the offering and sale of the Notes.

For a complete description of the terms and conditions of the Underwriting Agreement, please refer to the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits: See Exhibit Index following the signature page of this Report, which is incorporated by reference here.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By	/s/ Jeanne M. Hillman
Name: Jeanne M. Hillman
Title: Vice President and Chief Accounting Officer

Date: September 16, 2013

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement relating to the Notes, dated September 12, 2013, between Weyerhaeuser Company and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters.

10.1	Credit Agreement among Weyerhaeuser Company, CoBank, ACB, as administrative agent, and the lenders party thereto.